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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

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                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                      Date of Report:  September 12, 2000

                      W.R. CARPENTER NORTH AMERICA, INC.
            (Exact name of registrant as specified in its charter)

    STATE OF DELAWARE                  333-31187                  54-1049647
(State or other jurisdiction    (Commission File Number)       (IRS Employer
    Identification No.)                                       of incorporation)

                           7433 North First Street,
                               Fresno, CA 93720
             (Address of principal executive offices and zip code)

                                (559) 353-3950
             (Registrant's telephone number, including area code)
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Item 5.  Other Events.

Waiver of Covenant Noncompliance and Consent to Horizon Transaction.

On September 8, 2000, W.R. Carpenter North America, Inc. (the "Company") delivered to its noteholders a waiver of covenant noncompliance and consent (the "Consent") under the Company's indenture governing its 10 5/8% Senior Subordinated Notes due 2007 (the "Notes") in connection with the proposed sale by the Company (the "Horizon Transaction") of its wholly-owned subsidiary, Horizon High Reach, Inc. ("Horizon") to United Rentals (North America), Inc. ("United"). The Horizon Transaction would be made in connection with definitive closing documents, pursuant to which the Company will sell all of the outstanding common stock of Horizon to United for an aggregate consideration of $90 million (subject to adjustments), comprised of approximately $50 million in cash and approximately $40 million in the form of two five year senior unsecured notes. The covenant noncompliance would have arisen from the requirement contained in Section 4.10 of the Indenture dated as of June 10, 1997 among the Company, the guarantors named therein and U.S. Trust Company of California, N.A., as Trustee, that not less than 85% of the consideration received by the Company from the sale of a subsidiary be in the form of cash or temporary cash investments. A detailed discussion of the background, terms and conditions of the Consent may be found in the Information Statement dated September 8, 2000 delivered by the Company to each holder of Notes, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits

(c)  Exhibits.


10.1 Information Statement of W.R. Carpenter North America, Inc. dated September 8, 2000, regarding the Consent and Waiver of Compliance under the Indenture governing its 10 5/8% Senior Subordinated Notes due 2007.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 12, 2000    W.R. CARPENTER NORTH AMERICA, INC.


                              By /s/ Graham D. Croot
                                 -----------------------------------------
                                         Chief Financial Officer

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                                 EXHIBIT INDEX


Exhibit No.      Title
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10.1             Information Statement of W.R. Carpenter North America, Inc.
                 dated September 8, 2000, regarding the Consent and Waiver of Compliance under the Indenture governing its 10 5/8% Senior
                 Subordinated Notes due 2007.

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